Exhibit 99.1

EQT ANNOUNCES Debt Tender offer

PITTSBURGH – (fEBRUARY 12, 2020) – EQT Corporation (the “Company” or “EQT”) (nyse: eqt) announced today it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to $400.0 million aggregate principal amount (the “Maximum Tender Amount”) of its 4.875% Senior Notes due 2021 (the “Notes”).

The following table sets forth some of the terms of the Tender Offer:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration(1)(2)	Early Tender Premium(1)	Total Consideration(1)(2)(3)
4.875% Senior Notes due 2021	26884LAB5	$750,000,000	$990.00	$30.00	$1,020.00

(1)    Per $1,000 principal amount of Notes accepted for purchase.

(2)    Does not include accrued interest, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.

(3)    Includes the Early Tender Premium.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated February 12, 2020 (the “Offer to Purchase”) and the related Letter of Transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on March 16, 2020, unless extended or earlier terminated by the Company (the “Expiration Date”). Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on March 2, 2020, but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law (the “Withdrawal Deadline”).

The consideration paid in the Tender Offer for the Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on March 2, 2020 (the “Early Tender Date”), and accepted for purchase, will be $1,020 per $1,000 principal amount of Notes as specified in the table above and in the Offer to Purchase (the “Total Consideration”), which includes an early tender premium of $30 per $1,000 principal amount of Notes (the “Early Tender Premium”). Holders of Notes who validly tender their Notes following the Early Tender Date and on or prior to the Expiration Date will receive $990 per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the Total Consideration minus the Early Tender Premium.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date for the Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for Notes that are validly tendered on or prior to the Early Tender Date is expected to be March 4, 2020, the second business day following the Early Tender Date (the “Early Settlement Date”). The settlement date for the Notes that are tendered following the Early Tender Date but on or prior to the Expiration Date is expected to be March 18, 2020, the second business day after the Expiration Date (the “Final Settlement Date”), assuming the Maximum Tender Amount of Notes is not purchased on the Early Settlement Date.

The Notes may be subject to proration if the aggregate principal amount of the Notes validly tendered and not validly withdrawn would cause the Maximum Tender Amount to be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Date, holders who validly tender Notes following the Early Tender Date will not have any of their Notes accepted for payment.

The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend, terminate or withdraw the Tender Offer; (iii) increase or decrease the Maximum Tender Amount; or (iv) otherwise amend the Tender Offer in any respect.

BofA Securities is acting as Dealer Manager for the Tender Offer. The Information Agent and Tender Agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (866) 470-4500 (toll-free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to BofA Securities at (888) 292-0070 (toll-free) or (980) 386-6026 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About EQT Corporation

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work.

Cautionary Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission and as updated by subsequent Quarterly Reports on Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor contact:

Andrew Breese – Director, Investor Relations
412.395.2555

ABreese@eqt.com

Media contact:

Mike Laffin – Vice President, Communications

412.395.2069

MLaffin@eqt.com

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